SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	[X]
Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[X]	Preliminary Information Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[ ]	Definitive Information Statement

JNL Series Trust
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

1 Corporate Way

Lansing, MI 48951

517/381-5500

Dear Variable Annuity and Variable Life Contract Owners:

Although you are not a shareholder of JNL Series Trust (the “Trust”), your purchase payments and the earnings on such purchase payments under your variable contracts (“Variable Contracts”) issued by Jackson National Life Insurance Company (“Jackson National”) or Jackson National Life Insurance Company of New York (“Jackson National NY”) are invested in sub-accounts of separate accounts established by Jackson National or Jackson National NY that, in turn, are invested in shares of one or more of the series of the Trust. References to shareholders in the enclosed information statement for the Trust (the “Information Statement”) may be read to include you as an owner of a Variable Contract.

The Information Statement describes certain events and transactions that have been deemed to result in an “assignment” of the current Investment Sub-Advisory Agreement between Jackson National Asset Management, LLC (“JNAM” or “Adviser”) and Reinhart Partners, LLC (“Reinhart”). Reinhart serves as the investment sub-adviser to a portion, or sleeve (the “Reinhart Genesis PMV Strategy”), of the JNL Multi-Manager Small Cap Value Fund (the “Fund”).

The Information Statement is furnished to shareholders of the Fund on behalf of the Board of Trustees (the “Board”) of the Trust, a Massachusetts business trust, located at 1 Corporate Way, Lansing, Michigan 48951.

PLEASE NOTE THAT WE ARE NOT ASKING YOU FOR VOTING INSTRUCTIONS, AND YOU ARE REQUESTED NOT TO SEND US VOTING INSTRUCTIONS.

If you have any questions regarding any of the changes described in the Information Statement, please call one of the following numbers on any business day: 1-800-644-4565 (Jackson National Service Center) or 1-800-599-5651 (Jackson National NY Service Center), write to JNL Series Trust, P.O. Box 30314, Lansing, Michigan 48909-7814, or visit: www.jackson.com.

Sincerely,

Mark D. Nerud
President, Chief Executive Officer, and Trustee
JNL Series Trust

NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

April 1, 2026

This communication presents only an overview of the full Information Statement that is available to you on the internet relating to the JNL Multi-Manager Small Cap Value Fund (the “Fund”), a series of JNL Series Trust (the “Trust”). We encourage you to access and review all of the important information contained in the Information Statement.

The following material is available for review:

JNL Multi-Manager Small Cap Value Fund Information Statement

The Information Statement details a change of control of Reinhart Partners, LLC, a sub-adviser to one of the portfolio strategies for the Fund, effective January 12, 2026. The Trust has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission (“SEC”) that allows certain sub-adviser changes to be made without shareholder approval. The Manager of Managers Order instead requires that an Information Statement be sent to you. In lieu of physical delivery of the Information Statement, the Information Statement is available to you online.

All contract owners as of March 6, 2026, will receive this Notice. This Notice will be sent to contract owners on or about April 1, 2026. The full Information Statement will be available to view and print on the Trust’s website at https://www.jackson.com/information-statements/jnl_mm_smallcapvalue_infostmt.html until June 30, 2026. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Trust at 1-800-644-4565 (Jackson Service Center) or 1-800-599-5651 (Jackson NY Service Center), or by writing to JNL Series Trust, P.O. Box 30314, Lansing, Michigan 48909-7814, or by visiting: www.jackson.com.

If you want to receive a paper or email copy of the above listed document, you must request one. There is no charge to you for requesting a copy.

JNL Series Trust

JNL Multi-Manager Small Cap Value Fund

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

I.       Introduction

JNL Series Trust (the “Trust”), a Massachusetts business trust, is an open-end investment company, commonly known as a mutual fund, registered under the Investment Company Act of 1940, as amended (“1940 Act”). The Trust currently offers shares in 131 series (the “Funds”).

As investment adviser to the Funds, Jackson National Asset Management, LLC (“JNAM” or “Adviser”) selects, contracts with, and compensates investment sub-advisers (the “Sub-Advisers”) to manage the investment and reinvestment of the assets of most of the Funds. While the Sub-Advisers are primarily responsible for the day-to-day portfolio management of the Funds, JNAM monitors the compliance of the Sub-Advisers with the investment objectives and related policies of those Funds and reviews the performance of the Sub-Advisers and reports on such performance to the Board of Trustees of the Trust (the “Board”). Jackson National Life Distributors LLC (“JNLD”), an affiliate of the Trust and of the Adviser, is the principal underwriter for the Trust. JNAM is an indirect, wholly owned subsidiary of Jackson Financial Inc. (“Jackson”), a leading provider of retirement products for industry professionals and their clients. Jackson and its affiliates offer variable, fixed and fixed index annuities designed for tax-efficient growth and distribution of retirement income for retail customers, as well as products for institutional investors.

The purpose of this information statement (the “Information Statement”) is to provide you with information about the sub-advisory arrangement between JNAM and Reinhart Partners, LLC (“Reinhart”) and certain events and transactions that have been deemed to result in an “assignment” of the Investment Sub-Advisory Agreement, effective August 31, 2023, between JNAM and Reinhart (the “Original Sub-Advisory Agreement”), as the term “assignment” is defined in the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the 1940 Act. Reinhart currently sub-advises one of the portfolio strategies (the “Reinhart Genesis PMV Strategy”) for the JNL Multi-Manager Small Cap Value Fund (the “Fund”). The Fund is managed by several unaffiliated Sub-Advisers; Reinhart is one of those Sub-Advisers. Reinhart provides day-to-day management for the Reinhart Genesis PMV Strategy. There are no changes to the sub-advisory arrangements with the other Sub-Advisers for the Fund.

This Information Statement is provided in lieu of a proxy statement pursuant to the terms of an exemptive order (the “Order”) that the Trust and its Adviser received from the U.S. Securities and Exchange Commission (the “SEC”). The Order permits JNAM to enter into sub-advisory agreements appointing Sub-Advisers that are not affiliates of the Adviser (other than by reason of serving as a Sub-Adviser to a Fund) without approval by the shareholders of the relevant Fund. The Adviser, therefore, is able to change unaffiliated Sub-Advisers from time to time, subject to Board approval, without the expense and delays associated with obtaining shareholder approval. However, a condition of this Order is that notice and certain information be sent to shareholders informing them of changes in Sub-Advisers.

On September 25, 2025, Reinhart announced that it had reached an agreement with Baird Financial Corporation (“Baird”) wherein Baird would acquire a minority stake in Reinhart (the “Transaction”). Following the closing of the Transaction on January 12, 2026, Baird owned approximately 45% of Reinhart. Reinhart will remain an independent investment manager and will continue to operate with its current structure and management teams.

The Transaction is not expected to result in any changes to the personnel responsible for managing the Reinhart Genesis PMV Strategy of the Fund. However, as a result of the Transaction, the Original Sub-Advisory Agreement will terminate. This is because the 1940 Act, which regulates investment companies such as the Fund, requires investment advisory agreements to terminate automatically when there is a “change of control” of the investment adviser or sub-adviser. The Transaction, which will change the ownership of Reinhart and its investment advisory business, is considered a “change of control” of Reinhart.

As a result of the “change of control” of Reinhart and the resulting termination of the Original Sub-Advisory Agreement, a new investment sub-advisory agreement was required. At a quarterly meeting of the Board held on December 10-11, 2025, the Board, including the Trustees who are not “interested persons” (as that term is defined in Section 2(a)(19) of the 1940 Act) of the Trust (the “Independent Trustees”), approved a new Investment Sub-Advisory Agreement between JNAM and Reinhart to be effective upon the closing of the Transaction (the “New Sub-Advisory Agreement”).

1

Section 15(f) of the 1940 Act

Reinhart has agreed to comply with Section 15(f) of the 1940 Act. Section 15(f) provides a non-exclusive “safe harbor” for an investment company’s adviser or any affiliated persons of the adviser to receive any amount or benefit in connection with a change of control of the investment adviser as long as two conditions are met. First, for a period of three years after the change of control, at least 75% of the directors of the investment company must not be interested persons of the adviser or the predecessor adviser. Second, there must not be any “unfair burden” imposed on the investment company as a result of the transaction or any express or implied terms, conditions or understandings relating to the transaction. Section 15(f) defines “unfair burden” to include any arrangement during the two-year period after the transaction in which the adviser or predecessor adviser, or any interested person of the adviser or predecessor adviser, receives or is entitled to receive any compensation, directly or indirectly, from the investment company or its security holders (other than fees for bona fide investment advisory or other services) or from any person in connection with the purchase or sale of securities or other property to, from or on behalf of the investment company (other than bona fide ordinary compensation as principal underwriter for the investment company). Reinhart informed the Board and the Adviser that, after reasonable inquiry, it is not aware of any express or implied term, condition, arrangement or understanding that would impose an “unfair burden” on the Fund as a result of the transaction.

Reinhart, a Delaware limited liability company, is located at 11090 N. Weston Drive, Mequon, Wisconsin 53092.

This Information Statement is being provided to contract owners of record for the Fund as of March 6, 2026. It will be mailed on or about April 1, 2026.

II.	Investment Sub-Advisory Agreement with Reinhart Partners, LLC

Reinhart has served as a Sub-Adviser to the Fund pursuant to the Original Sub-Advisory Agreement between Reinhart and JNAM, effective August 31, 2023, which was most recently approved by the Board at a meeting held on August 27-28, 2025.

The Transaction will result in an “assignment” and, therefore, an automatic termination of the Original Sub-Advisory Agreement. JNAM recommended, and the Board subsequently approved, the New Sub-Advisory Agreement to be effective upon closing of the Transaction. The Board approved the New Sub-Advisory Agreement at a meeting held on December 10-11, 2025. Pursuant to the Order, you are not required to approve the New Sub-Advisory Agreement because Reinhart is not affiliated with JNAM. The New Sub-Advisory Agreement took effect when the Transaction closed on January 12, 2026.

The material terms of the New Sub-Advisory Agreement between JNAM and Reinhart are the same as the Original Sub-Advisory Agreement. The New Sub-Advisory Agreement provides that it will remain in effect until September 2027, and thereafter only so long as the continuance is approved at least annually by the Board or by vote of the holders of a majority of the outstanding voting securities of the Fund and by vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The New Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, on sixty days’ written notice by the Board (including the majority of the Independent Trustees), by vote of a majority of the outstanding voting securities of the Fund, the Adviser (with consent of the Board, including the majority of the Independent Trustees), or Reinhart. The New Sub-Advisory Agreement also terminates automatically in the event of its assignment or the assignment or termination of the Amended & Restated Investment Advisory and Management Agreement between JNAM and the Trust, as amended, effective September 13, 2021 (the “JNAM Investment Advisory Agreement”). The New Sub-Advisory Agreement will also terminate upon written notice of a material breach of the New Sub-Advisory Agreement, if the breaching party fails to cure the material breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

The New Sub-Advisory Agreement generally provides that Reinhart, its officers, members, or employees will not be subject to any liability to JNAM or the Trust for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of Reinhart’s duties, except for a loss resulting from willful misconduct, bad faith, reckless disregard, or gross negligence in the performance of its duties or obligations under the New Sub-Advisory Agreement, or any untrue statement of a material fact, or omission, in materials pertaining to the Fund.

No changes will be made to the strategy name, investment objectives, principal investment strategies, or advisory and sub-advisory fees of the Fund as a result of the change of control.

The change of control of Reinhart will not increase any fee or expense to be paid by the Fund. The advisory fees for the Fund will not change. The Fund pays JNAM an advisory fee equal to a percentage of its average daily net assets based on the following schedules:

JNL Multi-Manager Small Cap Value Fund
Advisory Fee Rates Before And After the Change of Control
Net Assets	Rate
$0 to $200 million	0.750%
$200 million to $500 million	0.670%
$500 million to $3 billion	0.650%
$3 billion to $5 billion	0.640%
Over $5 billion	0.630%
*For the portion of assets managed by Reinhart

The aggregate rate of management fees to be paid to JNAM for the Fund will not change as a result of the change of control of Reinhart. The following table sets forth the aggregate amount of advisory fees paid by the Fund from its operations for the one-year period ended December 31, 2025.

Fund Name	Actual Fees	Percentage of the Fund’s Net Assets
JNL Multi-Manager Small Cap Value Fund	$11,784,960	0.66%

JNAM is responsible for paying all Sub-Advisers out of its own resources. The sub-advisory fee rate paid by the Adviser to Reinhart will not change as a result of the change of control of Reinhart.

III.       Description of Reinhart Partners, LLC

Reinhart is a Delaware limited liability company located at 11090 N. Weston Drive, Mequon, Wisconsin 53092. Founded in 1991, Reinhart is an investment management firm which focuses on managing high-quality equity strategies. As of December 31, 2025, Reinhart had $4.03 billion in assets under advisement.

Executive/Principal Officers and Directors of Reinhart located at 11090 N. Weston Drive, Mequon, Wisconsin 53092:

Names	Title
James Reinhart	Chairman and Chief Executive Officer
Sandra King	President and Chief Compliance Officer

As the Sub-Adviser to the Reinhart Genesis PMV Strategy of the Fund, Reinhart provides the Fund with investment research, advice, and supervision, and manages the Reinhart Genesis PMV Strategy’s portfolio consistent with the Fund’s investment objective and policies, including the purchase, retention, and disposition of securities, as set forth in the Fund’s current Prospectus. The principal risks of investing in the Fund are listed in the Fund’s Prospectus under the heading “Principal Risks of Investing in the Fund.”

As of March 6, 2026, no Trustees or officers of the Trust were officers, employees, directors, general partners, or shareholders of Reinhart, and no Trustees or officers of the Trust owned securities or had any other material direct or indirect interest in Reinhart or any other entity controlling, controlled by, or under common control with Reinhart. In addition, no Trustee has had any material interest, direct or indirect, in any material transactions since January 1, 2025, the beginning of the Trust’s most recently completed fiscal year, or in any material proposed transactions, to which Reinhart, any parent or subsidiary of Reinhart, or any subsidiary of the parent of such entities was or is to be a party.

JNL Multi-Manager Small Cap Value Fund (Reinhart Genesis PMV Strategy)

The portfolio managers responsible for management of the Reinhart Genesis PMV Strategy of the Fund are Matthew Martinek and Joshua Wheeler.

Matthew Martinek – Lead Portfolio Manager

Matthew Martinek joined Reinhart in 2010 as an Analyst and was promoted to Portfolio Manager of the Genesis PMV strategy in 2011, Chief Investment Officer in 2024, and Co-Portfolio Manager of the Mid Cap PMV strategy in 2024.

Joshua Wheeler – Co-Portfolio Manager

Joshua Wheeler joined Reinhart in 2015 as an Analyst and was promoted to Portfolio Manager of the Mid Cap PMV strategy in January 2021 and Co-Portfolio Manager of the Genesis PMV strategy in 2024.

There are no changes to the portfolio managers for the other Sub-Advisers of the Fund.

IV.	Other Investment Companies Advised by Reinhart Partners, LLC

The following table sets forth the size and rate of compensation for other funds advised by Reinhart having similar investment objectives and policies as those of the Fund.

Similar Mandate	Assets Under Advisement as of December 31, 2025 (in millions)	Rate of Compensation
Account I	$262.9	47 bps
Account II	$569.4	67 bps*

*For comparable account II the Investment Manager has agreed to cap the funds expenses at 95 bps; the rate above reflects the Investment Manager’s net fee after all expense waivers.

V.       Evaluation by the Board of Trustees

An investment advisory agreement with a registered investment company, including any sub-advisory agreement, must terminate automatically upon its “assignment,” and the change of control described below constitutes such an assignment. The Board may approve a new investment sub-advisory agreement resulting from an assignment without shareholder approval in reliance on the Trust’s Order.

The Board oversees the management of the Trust and the Funds and, as required by law, determines whether to approve the Trust’s advisory agreement (“Advisory Agreement”) with JNAM and each Fund’s Sub-Adviser(s). At a meeting on December 10-11, 2025, the Board, including all of the Independent Trustees, considered information relating to the New Sub-Advisory Agreement between Reinhart, sub-adviser for a sleeve of the Fund, and JNAM, to be effective upon the completion of the change of control of Reinhart. The Board noted that Reinhart has entered into an agreement with Baird, wherein Baird will acquire a minority ownership interest in Reinhart. The result of this transaction will trigger a change of control of Reinhart, which will automatically terminate the Original Sub-Advisory Agreement with Reinhart.

In advance of the meeting, independent legal counsel for the Independent Trustees requested that certain information be provided to the Board relating to the New Sub-Advisory Agreement with Reinhart. The Board received, and had the opportunity to review, this and other materials, ask questions and request further information in connection with its consideration of the New Sub-Advisory Agreement. With respect to its approval of the New Sub-Advisory Agreement, the Board noted that the New Sub-Advisory Agreement was with a Sub-Adviser that already provides services to the Fund. Thus, the Board also considered relevant information provided at previous Board meetings. At the conclusion of the Board’s discussions, the Board approved the New Sub-Advisory Agreement.

In reviewing the New Sub-Advisory Agreement and considering the information, the Board was advised by outside independent legal counsel. The Board considered the factors it deemed relevant, as applicable, including: (1) the nature, quality and extent of the services to be provided; (2) the investment performance of Reinhart and/or the Fund’s investment team; (3) cost of services of Reinhart; (4) profitability data; (5) whether economies of scale may be realized and shared, in some measure, with investors as the Fund grows; and (6) other benefits that may accrue to Reinhart through its relationship with the Trust. In its deliberations, the Board, in exercising its business judgment did not identify any single factor that alone was responsible for the Board’s decision to approve the New Sub-Advisory Agreement. Certain of the factors considered in the Board's deliberations are described below, although individual Trustees may have evaluated the information presented differently from one another, attributing different weights to various factors.

Before approving the New Sub-Advisory Agreement, the Independent Trustees met in executive session with their independent legal counsel to consider the materials provided by JNAM and Reinhart and to consider the terms of the New Sub-Advisory Agreement. Based on its evaluation of those materials and the information the Board received throughout the year at its regular meetings, the Board, including the interested and Independent Trustees, concluded that the New Sub-Advisory Agreement is in the best interests of the shareholders of the Fund. In reaching its conclusions, the Board considered numerous factors, including the following:

Nature, Quality and Extent of Services

The Board examined the nature, quality and extent of the services to be provided by Reinhart. The Board noted JNAM’s evaluation of Reinhart, as well as JNAM’s recommendations, based on its review of Reinhart, in connection with its approval of the New Sub-Advisory Agreement.

The Board reviewed the qualifications, backgrounds and responsibilities of Reinhart’s portfolio managers who are responsible for the day-to-day management of the relevant sleeve of the Fund and noted that the portfolio managers would not change in connection with the change of control. The Board reviewed information pertaining to Reinhart’s organizational structure, senior management, financial condition, investment operations, and other relevant information pertaining to Reinhart. The Board considered compliance reports about Reinhart from the Trust’s Chief Compliance Officer.

Based on the foregoing, the Board concluded that the Fund is likely to benefit from the nature, extent and quality of the services to be provided by Reinhart under the New Sub-Advisory Agreement.

Investment Performance of the Fund

The Board noted that the sleeve of the Fund sub-advised by Reinhart outperformed its benchmark and peer group median for the three- and five-year periods ended September 30, 2025, though the sleeve underperformed its benchmark and peer group median for the one-year period ended September 30, 2025. The Board considered information relating to the change of control and noted JNAM’s and Reinhart’s assertions that the change of control will not affect the services provided to the Fund, and that there will be no material changes to the investment philosophy, process or investment team for the Fund. The Board concluded that it would be in the best interests of the Fund and its shareholders to approve the New Sub-Advisory Agreement.

Costs of Services

        The Board reviewed the fees to be paid to Reinhart. The Board noted that the fee schedule for the Fund will not change as a result of the change of control and will remain the same as the one in the Original Sub-Advisory Agreement. The Board concluded that the sub-advisory fees are in the best interests of the Fund and its shareholders in light of the services to be provided.

Profitability

The Board considered information concerning the costs incurred and profits realized by Reinhart. The Board determined that profits realized by Reinhart were not unreasonable.

Economies of Scale

The Board considered whether the Fund’s proposed fees reflect the potential for economies of scale for the benefit of Fund shareholders. Based on information provided by JNAM and Reinhart, the Board noted that the sub-advisory fee arrangement for the Fund does not contain breakpoints that decrease the fee rate as assets increase. The Board further noted that the sub-advisory fee for the Fund is paid by JNAM (not the Fund). The Board concluded that the fees in some measure share economies of scale with shareholders.

Other Benefits to the Sub-Adviser

In evaluating the benefits that may accrue to Reinhart through its relationship with the Fund, the Board noted that Reinhart may receive indirect benefits in the form of soft dollar arrangements for portfolio securities trades placed with the Fund’s assets and may also develop additional investment advisory business with JNAM, the Trust or other clients of Reinhart as a result of its relationship with the Fund.

In light of all the facts noted above, the Board concluded that it would be in the best interests of the Fund and its shareholders to approve the New Sub-Advisory Agreement.

VI.       Additional Information

Ownership of The Fund

As of March 6, 2026, there were issued and outstanding the following number of shares for the Fund:

Fund	Shares Outstanding
JNL Multi-Manager Small Cap Value Fund (Class A)	56,317,442.280
JNL Multi-Manager Small Cap Value Fund (Class I)	20,340,198.120

As of March 6, 2026, the officers and Trustees of the Trust, as a group, owned less than 1% of the then outstanding shares of the Fund.

Because the shares of the Fund are sold only to Jackson National, Jackson National NY, and certain affiliated funds organized as funds-of-funds, Jackson National and Jackson National NY, through their separate accounts, which hold shares of the Fund as funding vehicles for Variable Contracts, are the owners of record of substantially all of the shares of the Fund.

As of March 6, 2026, the following persons beneficially owned more than 5% of the shares of the Fund:

JNL Multi-Manager Small Cap Value Fund – Class I Shares
Contract Owner’s Name	Address	Percentage of Shares Owned
JNL/JPMorgan Managed Growth Fund	1 Corporate Way Lansing, Michigan 48951	21.66%
JNL/JPMorgan Managed Moderate Growth Fund	1 Corporate Way Lansing, Michigan 48951	15.04%
JNL Growth Allocation Fund	1 Corporate Way Lansing, Michigan 48951	14.63%
JNL/JPMorgan Managed Aggressive Growth Fund	1 Corporate Way Lansing, Michigan 48951	13.11%
JNL Moderate Growth Allocation Fund	1 Corporate Way Lansing, Michigan 48951	10.66%
JNL Aggressive Growth Allocation Fund	1 Corporate Way Lansing, Michigan 48951	9.23%

Persons who own Variable Contracts may be deemed to have an indirect beneficial interest in the Fund’s shares owned by the relevant separate accounts. As noted above, Variable Contract owners have the right to give instructions to the insurance company shareholders as to how to vote the Fund’s shares attributable to their Variable Contracts. To the knowledge of management of the Trust, as of March 6, 2026, no person(s) have been deemed to have an indirect beneficial interest totaling more than 25% of the voting securities of the Fund.

Brokerage Commissions and Fund Transactions

During the fiscal year ended December 31, 2025, the Fund paid no commissions to an affiliated broker.

During the fiscal year ended December 31, 2025, the Fund paid $1,773,057 in administration fees and $3,793,750 in 12b-1 fees to the Adviser and/or its affiliated persons. These services have continued to be provided since the New Sub-Advisory Agreement was approved.

VII.       Other Matters

The Trust will furnish, without charge, a copy of the Trust’s annual report for the fiscal year ended December 31, 2025, or a copy of the Trust’s prospectus and statement of additional information to any shareholder upon request. To obtain a copy, please call 1-800-644-4565 (Jackson National Service Center) or 1-800-599-5651 (Jackson National NY Service Center), write to the JNL Series Trust, P.O. Box 30314, Lansing, Michigan 48909-7814, or visit www.jackson.com.

JNAM, located at 1 Corporate Way, Lansing, Michigan 48951, serves as the investment adviser to the Trust and provides the Fund with professional investment supervision and management. JNAM is registered with the SEC under the 1940 Act, as amended. JNAM is an indirect, wholly owned subsidiary of Jackson, a leading provider of retirement products for industry professionals and their clients. Jackson and its affiliates offer variable, fixed and fixed index annuities designed for tax-efficient growth and distribution of retirement income for retail customers, as well as products for institutional investors. Jackson is also the ultimate parent of PPM America, Inc. JNAM also serves as the Trust’s administrator. JNLD, an affiliate of the Trust and the Adviser, is principal underwriter for the Trust and an indirect, wholly owned subsidiary of Jackson National. JNLD is located at 300 Innovation Drive, Franklin, Tennessee 37067.

The Trust is not required to hold annual meetings of shareholders, and, therefore, it cannot be determined when the next meeting of shareholders will be held. Shareholder proposals to be presented at any future meeting of shareholders of the Trust must be received by the Trust at a reasonable time before the Trust’s solicitation of proxies for that meeting in order for such proposals to be considered for inclusion in the proxy materials related to that meeting.

The cost of the preparation, printing, and distribution of this Information Statement will be paid by Reinhart.